Exhibit 99.1

28040 W. Harrison Pkwy, Valencia, CA 91355 Tel: (661) 257-6060 Fax: (661) 257-6415 www.taitroncomponents.com

FOR IMMEDIATE RELEASE

TAITRON ANNOUNCES QUARTERLY CASH DIVIDEND

LOS ANGELES, California – August 2, 2024 – Taitron Components Incorporated (NASDAQ:TAIT) today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share of common stock, payable on August 30, 2024 to stockholders of record as of the close of business on August 16, 2024. Under our current dividend policy, the Company will target a cash dividend to our stockholders in the amount of $0.20 per share per annum, payable in equal $0.05 per share quarterly installments.

Subsequent dividend declarations and the establishment of record and payment dates for such future dividend payments, if any, are subject to the Board of Directors' continuing determination that the dividend policy is in the best interests of the Company's stockholders. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Taitron Components

Taitron, based in Valencia, California, is the “Discrete Components Superstore”. The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, Taitron provides value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing services for their multi-year turn-key projects.

CONTACTS:

Taitron Components Incorporated

David Vanderhorst – ph 661-257-6060